Exhibit 10.24







July 13, 2005

L. Russell Mitten, Esq.
10 Banks Drive
Wilton, CT 06897-3202

Dear Russ:

     You have indicated your desire to retire from your employment as Senior Vice President, General Counsel and Secretary of Citizens Communications Company ("Citizens" or the "Company"). In recognition of your many years of service to Citizens, the Company wishes to provide you payments and benefits in excess of those to which you are otherwise entitled and, in consideration for these additional payments and benefits, Citizens wishes to receive a release of all claims that you have or may have against the Company, if any. Accordingly, you and Citizens have entered into the following agreement ("Agreement") regarding the terms of your resignation and retirement.

     1. Resignation and Retirement. You hereby resign from your employment with Citizens, effective August 31, 2005 (the "Retirement Date").

     2. Transition Period. During the period from July 18, 2005 through the Retirement Date (the "Transition Period"), you will no longer hold the titles of General Counsel and Secretary, but will continue to work with the new General Counsel, Hillary Glassman, in order to assure a smooth transition and help her to become familiar with the Company and the duties of the General Counsel position. You have further agreed to remain available on an "on-call" basis for consultation through December 31, 2005.

     3. Severance Benefits. In consideration for the mutual promises and covenants set forth in this Agreement, including but not limited to your execution, without revocation, of the General Release ("Release") attached hereto as Exhibit A, the Company will provide you the following severance pay and benefits:

          a. Severance Pay. Within ten (10) days following the latter of (1) the date the executed Agreement and Release are received by the Company, assuming neither is revoked, or (2) the Retirement Date, the Company will pay to you a one-time severance payment equivalent to

               i. your annual base salary, in the amount of $201,800.00, plus

               ii. your annual bonus at the rate of 50% of your annual base salary, pro-rated through August 31, 2005, in the amount of $67,266.00,

     for a total payment of $269,066.00, less applicable taxes and withholdings. . This payment will be made in two parts: the first payment, in the amount of $50,450.00 less applicable taxes and withholdings, will be paid on September 1, 2005; the second payment, in the amount of $218,616.00 less applicable taxes and withholdings, will be paid on January 3, 2006.


          b. Restricted Stock and Options. Your outstanding restricted stock grants will continue to vest through December 31, 2006. You have 37,190 Restricted Shares that are unvested as of the Retirement Date. 20,762 of those unvested Restricted Shares will vest in 2006 on the following dates:

               i. February 19, 2006: 4,766 shares

               ii. March 11, 2006: 11,666 shares

               iii. March 13, 2006: 4,333 shares

     In addition, all unvested Stock Options will continue to vest through the Retirement Date of September 1, 2005.

     All other Restricted Stock grants that vest in 2007 and beyond and Unvested Options that would vest after September 1, 2005 will be forfeited by you to the Company.

          c. Medical/Dental/Vision Premium Contributions. Following the Retirement Date, you will receive a notice notifying you of your rights under the federal law known as "COBRA." You may elect to continue your participation and that of your eligible dependents in the Company's medical, dental and/or vision plans for a period of under "COBRA." The Company will pay applicable COBRA premiums to maintain coverage for you and/or your dependents at your current level for an additional twelve months from September 1, 2005 through August 31, 2006. Following this period, you may continue coverage at your own expense for as long as you remain eligible. During the period of Company-paid COBRA benefits, you will remain responsible for your share of the cost of the premiums at the same monthly amount you paid during your last month of employment by Citizens. This monthly contribution amount will be multiplied by the number of months of paid COBRA benefits and the sum total of this amount will be withheld from the lump sum severance payment provided in Paragraph 3(a) as a "payroll deduction."

          d. Vacation Pay. You will be paid for all accrued but unused vacation time and/or personal days through your Retirement Date.

          e. Split Dollar Life Insurance Policy.

               i. On the eighth day following your execution of this Agreement, provided that you have not revoked the Agreement under Paragraph 9 below, Citizens shall provide you with a signed and dated release of the April 28, 1994 Collateral Assignment Split Dollar Life Insurance Agreement (attached hereto as Exhibit B). On the ninth day following you execution of this Agreement, provided that you have not revoked this Agreement under Paragraph 9 below, Citizens shall provide you with a signed and dated new Collateral Assignment Split Dollar Life Insurance Agreement (attached hereto as Exhibit C), and a signed and dated amended Split Dollar Life Insurance Agreement (attached hereto as Exhibit D). Citizens shall promptly forward copies of such documents to Security Life of Denver so that its files will be current, and Citizens agrees to forward a copy of its transmittal letter to Security Denver Life to you.

               ii. For purposes of the Collateral  Assignment  Split Dollar Life
               Insurance Agreement dated April 28, 1994, and the Citizens Utilities Company Split Dollar Life Insurance Agreement dated April 28, 1994, Citizens and you agree that the termination of your employment on August 31, 2005 shall be treated as a an involuntary termination (other than for good cause), under
               Section 6 of said agreement.

               f. Other Benefit Plans. Following the Retirement Date, except as otherwise provided for herein, your participation in any other compensation or benefit plans of the Company will terminate, except that you will retain your vested benefits and all rights associated with such benefits, in accordance with the terms of each such plan or arrangement.

     4. General Release. In exchange for the severance payment and other benefits provided to you under this Agreement, to which you would not otherwise be entitled, you agree to execute and be bound by the Release attached hereto as Exhibit A and hereby incorporated herein, which releases all claims, known and unknown, that you may have as of the date of this Agreement arising out of your employment with, or resignation or retirement from, the Company. You further agree never to file a lawsuit, demand, action, administrative charge or otherwise assert any such claims. The Company acknowledges and agrees that the Release attached to this Agreement as Exhibit A does not apply to causes of action, rights and claims of any type that may arise under any of the Company's benefit plans, including but not limited to the pension plan or the Citizens Utilities Company Split Dollar Life Insurance Agreement dated April 28, 1994.


     5. Confidentiality.

               a. Confidential Information. You agree that you will not disclose to any person, firm or corporation any confidential information of any kind, nature or description concerning any matters affecting or relating to the Company, its products or its business, except to attorneys who have agreed to abide by the confidentiality provisions of this Agreement, or as required by a court of law. You further agree that any breach or violation of this Paragraph 5(a) will result in irreparable harm to the Company and the Company will have the right to seek all available relief in equity or at law.

               b. Confidentiality of Agreement. You agree that you will not disclose, directly or indirectly, any information regarding the existence, terms or provisions of this Agreement to any party, with the exception of your attorneys, tax preparers, financial advisors, the Internal Revenue Service and your immediate family, except as required by law.

     6. Return of Equipment and Documents and Other Property. You agree that as of the Retirement Date you will return to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company, and all copies, and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company in your possession or control.

     7. Non-Disparagement. You agree that you will not make any disparaging statements about, or intentionally do anything that damages the Company, its products, services, reputation, financial status, or that damages the Company in any of its business relationships.

     8. Employee Cooperation. You agree to cooperate with the Company hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse your out-of-pocket expenses, including reasonable attorneys' fees, incurred in complying with requests by the Company hereunder, provided such expenses are authorized by the Company in advance; provided, however, that you will not be entitled to compensation for time spent serving as a witness or otherwise giving testimony in any proceeding brought by you or in any circumstance in which compensation for service as a witness or giving testimony is prohibited by law.

     9. Acknowledgement. You hereby acknowledge and agree that you have carefully read and fully understand this Agreement and Release, that you have been advised in writing (by this Agreement) to consult with an attorney and have been provided a reasonable opportunity to do so prior to signing the Agreement and Release; and that you have been given at least twenty-one (21) days after receiving this Agreement and Release within which to consider them. You waive any right you might have to additional time to consider this Agreement and Release. You understand that you may revoke this Agreement and Release within seven (7) days after signing it. Any revocation shall be in writing and shall be delivered to Mary Agnes Wilderotter, President and Chief Executive Officer, Citizens Communications Company, 3 High Ridge Park, Stamford, CT 06905. The Agreement shall not become effective, and none of the payments and benefits set forth in this Agreement shall become due or payable until the Company has received the Agreement and Release signed by you and your seven-day revocation period has passed without revocation. You acknowledge and agree that the severance payment and other benefits to you pursuant to the terms of this Agreement constitute monies and benefits to which you would not otherwise be entitled.

     10. No Representations. You represent and acknowledge that, in executing this Agreement and the Release attached hereto as Exhibit A, you do not rely and have not relied upon any representation or statement not set forth herein made by the Company, or any of its agents, representatives or attorneys, with regard to the subject matter, basis or effect of this Agreement or otherwise.

     11. Successors. This Agreement shall apply to you, as well as to your heirs, agents, executors and administrators. This Agreement shall also apply to, shall inure to the benefit of, the predecessors, successors, and assigns of the Company, and each past, present , or future employee, agent, representative, officer, partner, owner, or director of the Company and any division, subsidiary, parent or affiliated entity.

     12. Severability. The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

     13. Jurisdiction and Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Connecticut without regard to conflict of law provisions. Any action brought by or on behalf of you, your agents, heirs, executors or administrators against the Company (or any of its officers, directors, employees, partners, owners, affiliates or agents) shall be maintained in state or federal court in Connecticut.

     14. Complete Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

     PLEASE READ AND CONSIDER THIS AGREEMENT CAREFULLY BEFORE EXECUTING. THIS AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. If the terms of this Agreement are acceptable to you, please sign, date and return it to:

                           Mary Agnes Wilderotter
                           President and  Chief Executive Officer
                           Citizens Communications
                           3 High Ridge Park
                           Stamford, CT  06905

     The enclosed copy of this letter, which you should also sign and date, is for your records.

                         Sincerely,
                         CITIZENS COMMUNICATIONS COMPANY


                         By:    /s/ Mary Agnes Wilderotter
                                -----------------------------
                                Mary Agnes Wilderotter
                                President and CEO




Accepted and agreed:

Signature:     /s/ L. Russell Mitten, Esq.
               -------------------------------------
               L. Russell Mitten, Esq.



Date:    July 13, 2005

                                    Exhibit A
                                    ---------

                                 GENERAL RELEASE

     FOR AND IN CONSIDERATION OF the severance pay and other separation benefits to be provided me in connection with the termination of my employment in accordance with the letter agreement between Citizens Communications Company. (the "Company") and me of July 2005 (the "Agreement"), subject to my signing this General Release "(Release"), and the exemptions to this Release contained in Paragraph 4 of the Agreement, I, on my own behalf and on behalf of my heirs, executives, administrators, beneficiaries, personal representatives and assigns, hereby release and forever discharge the Company, its subsidiaries and affiliates, and all of its past, present and future officers, directors, shareholders, employees, agents, general and limited partners, joint venturers, representatives, successors and assigns (all of the foregoing, collectively, the "Releasees"), both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, whether known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release, in any way resulting from, arising out of or connected with my employment by the Company or the termination of that employment or pursuant to Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Connecticut Fair Employment Practices Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act or any other federal, state or local law, regulation or other requirement. Excluded from the scope of this Release, however, are (i) my rights under the Agreement after the effective date hereof, (ii) any rights I have now or hereafter acquire to indemnification or contribution under the articles of incorporation or by-laws of the Company or under applicable law and (iii) any vested rights I have under any Company welfare or retirement plan governed by ERISA.

     In signing this Release, I acknowledge that I received this Release in connection with the negotiation of the Agreement in July 2005, and that I have been advised in writing by receipt of the Agreement to consult with an attorney before signing the Agreement and Release. I further acknowledge that I have been given at least twenty-one (21) days to decide whether to sign the Agreement and Release, unless I voluntarily choose to sign the Agreement and Release before the end of the twenty-one (21) day period. I understand that I may revoke this Release at any time within seven (7) days of the date of my signing, and that the Agreement and Release will not become effective or enforceable until after this revocation period has expired. I understand that in order to revoke this Agreement and Release, I must give written notice to Mary Agnes Wilderotter, Citizens Communications Company, 3 High Ridge Park, Stamford, CT 06905, in writing, delivered by close of business on the seventh day after my signing. I understand that I will not be entitled to any benefits under the Agreement until the end of the seven (7) day revocation period.

     Intending to be legally bound, I have signed this Release under seal as of the date written below.



Signature: /s/ L. Russell Mitten, Esq.     Date Signed: July 13, 2005
           ----------------------------
           L. Russell Mitten, Esq.